Exhibit 99.1

Atlantic Coast Federal Corporation Reports Third Quarter Results

WAYCROSS, Ga.--(BUSINESS WIRE)--October 21, 2008--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported a net loss for the third quarter of 2008 of $329,000 or $0.03 per basic and diluted share versus net income of $789,000 or $0.06 per diluted share in the year-earlier quarter. For the first nine months of 2008, net income totaled $405,000 or $0.03 per basic and diluted share compared with $2,209,000 or $0.17 per basic and diluted share in the first nine months of 2007. Earnings in 2008 continued to reflect higher credit losses.

Earnings for the quarter reflected higher credit losses resulting from an increase in non-performing loans in the third quarter versus the second quarter of 2008. This increase was primarily due to the ongoing deterioration of certain commercial loan participations in the Company's general market area. As reported in the second quarter of 2008, the Company ceased involvement in new loan participations following a commitment made on December 31, 2006, and funded in May 2007. The Company also experienced increased levels of non-performing one-to-four family residential mortgage loans during the third quarter of 2008.

Non-performing loans were $22,349,000 or 2.99% of total loans at September 30, 2008, up from $18,323,000 or 2.50% at June 30, 2008, and $7,099,000 or 1.05% at September 30, 2007. Net charge-offs to average outstanding loans, on an annualized basis, rose to 1.79% in the third quarter of 2008 versus 1.21% in the second quarter of 2008 and -0.17% in the third quarter of 2007 primarily due to net charge-offs of $1,700,000 related to the disposal of $4,400,000 of non-performing residential mortgage loans. Considering the general economy, current real estate market conditions and overall credit quality concerns, management believes non-performing loans and net charge-offs will, at least in the near term, remain at historical elevated levels.

Atlantic Coast Federal Corporation's capital position remained strong at September 30, 2008, with a stockholders' equity to total assets ratio of 8.69%. Additionally, the Company's liquidity levels were at or above both regulatory and internal policy guidelines.

Commenting on the Company's financial results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "during this period of unprecedented economic turmoil, Atlantic Coast Federal Corporation remains proactive in assessing the credit quality of its borrowers, associated collateral values and the effects the changing real estate market has had in order to prudently manage and mitigate ongoing risk within the loan portfolio. Even though we incurred a net loss for the period due to higher credit losses, we were pleased to see continued expansion in our core business during the third quarter, an accomplishment made even more significant considering the weakening economy over the past several months. The progress we have witnessed stems from ongoing growth in our loan portfolio and the focus we have placed on our commercial lending, along with a steady rise in our organic deposit base. We believe both of these areas reflect the inherent strength of our business as we face the near-term challenges of a depressed real estate market."

Based on management's assessment of risk in its portfolio, taking into consideration the disposal of certain non-performing residential mortgage loans and reflecting current known conditions, the Company recorded a provision for loan losses of $3,749,000 for the third quarter of 2008, a slight decrease from $3,930,000 in the second quarter of 2008, but well above the $438,000 recorded in the third quarter last year. For the year-to-date period, the Company's provision for loan losses totaled $9,240,000 versus $1,243,000 for the first nine months of 2007. At September 30, 2008, the Company's allowance for loan losses was 1.15% of total loans, up from 1.11% at June 30, 2008, and 0.86% at September 30, 2007.

For the third quarter of 2008, net interest income increased 4% to $5,930,000 from $5,730,000 in the third quarter last year. This reflected primarily an increase in the average balance of interest-earning assets, largely due to loan growth. The Company's net interest margin for the third quarter of 2008 declined 13 basis points to 2.57% compared with 2.70% for both the second quarter of 2008 and the year-earlier quarter, reflecting the impact on interest income of higher non-performing loan balances, which has more than offset the Company's continued reduction in its funding costs. For the nine months ended September 30, 2008, net interest income increased 7% to $17,859,000 from $16,621,000 in the same period last year as net interest margin declined five basis points to 2.62% versus 2.67% for the first nine months of 2007. Due to recent and possible further rate reductions by the Federal Reserve, as well as ongoing intense competition for retail deposits and continuing issues in the credit markets, the Company anticipates further pressure on net interest margin going forward. The Company does not have any equity investments in government sponsored entities FNMA or FHLMC, or any trust preferred securities.

Non-interest income for the third quarter of 2008 rose 100% to $3,032,000 versus $1,514,000 in the prior-year period, primarily reflecting gains on the previously announced sale of the Bank's Fernandina Beach branch, available-for-sale securities, and the extinguishment of FHLB debt. Non-interest income for the first nine months of 2008 increased 71% to $9,220,000 from $5,402,000 in the same period last year, as a result of approximately $2,680,000 in proceeds from bank-owned life insurance as well as the aforementioned third quarter gains.

Non-interest expense for the third quarter of 2008 increased 4% to $5,871,000 from $5,670,000 in the same period last year. Non-interest expense for the first nine months of 2008 increased 8% to $18,953,000 from $17,589,000 in the year-earlier period, reflecting approximately $1,432,000 in unusual compensation expenses related to certain benefit plans.

Total assets increased 4% to $999,983,000 at September 30, 2008, from $963,927,000 at June 30, 2008, and were 9% higher than total assets of $915,748,000 at September 30, 2007. Loans receivable, net totaled $740,175,000 at September 30, 2008, up 2% from $725,917,000 at June 30, 2008, and up 11% from $669,225,000 a year ago. Deposits rose 4% to $605,301,000 at the end of the third quarter of 2008 from $583,743,000 at June 30, 2008, and up 1% from $598,013,000 at September 30, 2007. Total stockholders' equity was $86,936,000 at September 30, 2008, up slightly from stockholders' equity of $86,870,000 at June 30, 2008, and down 4% from $90,793,000 a year ago, with the year-over-year decline reflecting stock repurchases and dividends, as well as the change in other comprehensive income.

During the third quarter, the Company continued to repurchase shares under its existing stock repurchase plan. Repurchases are made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and depending on market conditions.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008		2007
Interest income	$13,840	$14,263	$41,644		$41,285
Interest expense	7,910	8,533	23,785		24,664
Net interest income	5,930	5,730	17,859		16,621
Provision for loan losses	3,749	438	9,240		1,243

Net interest income
after provision for
loan losses	2,181	5,292	8,619		15,378
Non-interest income	3,032	1,514	9,220		5,402
Non-interest expense	5,871	5,670	18,953		17,589
Income (loss) before
income taxes	(658)	1,136	(1,114)		3,191
Income tax expense (benefit)	(329)	347	(1,519)		982

Net income (loss)	$(329)	$789	$405		$2,209
Net income (loss) per share:				$
Basic	$(0.03)	$0.06	$0.03		0.17
Diluted	$(0.03)	$0.06	$0.03		$0.17
Weighted average shares
outstanding:
Basic	13,124	13,168	13,156		13,164
Diluted	13,203	13,255	13,228		13,286

		Sept. 30, 2008	Dec. 31, 2007	Sept. 30, 2007
Total assets		$999,983	$931,026		$915,748
Cash and cash equivalents		44,626	29,310		49,903
Securities available for sale		143,043	134,216		133,681
Loans receivable, net (including loans held for sale)		740,175	704,153		669,225
Total deposits		605,301	582,730		598,013
Federal Home Loan Bank Advances		207,576	173,000		156,000
Securities sold under agreements to purchase		92,800	78,500		63,500
Stockholders' equity		86,936	89,806		90,793

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2008 and 2007, may be found at the following link: http://www.irinfo.com/acfc/ACFC3Q08tlc.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2008, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376